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Exhibit 99


        First Washington FinancialCorp Closes Successful Capital Offering

Windsor, New Jersey, October 22, 2001, First Washington FinancialCorp (OTCBB:
"FWFC"), parent company of First Washington State Bank, a New Jersey State chartered commercial bank, has announced that its Common Stock Offering closed on October 15, 2001. The Offering, which was well received, raised in excess of $2.76 million in new equity.

"The Board of Directors is very pleased with the support received from our current Shareholders and the public towards the First Washington FinanicalCorp Common Stock Offering," stated Mr. Abraham S. Opatut, Chairman of the Board.

C. Herbert Schneider, President & CEO of First Washington FinancialCorp and First Washington State Bank said, "The success of the Common Stock Offering validates our belief that we have met our customers desire for a community oriented financial institution offering personal service, convenience, and a wide array of loan and deposit products, as well as certain non-deposit products and our investors desire for return on their investment."

First Washington FinancialCorp is a Bank Holding Company and parent of First Washington State Bank and Windsor Title Agency, L.P. The Bank, established in 1989, maintains its headquarters in Windsor, New Jersey and 11 branch offices located in Mercer, Monmouth and Ocean Counties. First Washington State Bank currently has assets in excess of $300 million. Windsor Title is a full service title agency based in Lakewood, New Jersey. More information about First Washington FinancialCorp may be obtained by calling (800) 922-FWSB or visiting the Bank's Website at www.FWSB.com.
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